Exhibit 10.04

AMENDMENT TO AND EXTENSION OF EMPLOYMENT AGREEMENT

     Aspen Exploration Corporation (“Aspen”) entered into an employment agreement with Robert A. Cohan on January 1, 2003 (the “Employment Agreement”).

     On April 22, 2005, the board of directors of Aspen approved an extension of the Employment Agreement from its current expiration date of December 31, 2005 and an increase in his compensation.

NOW, THEREFORE, for good and valuable consideration Aspen and Mr. Cohan agree to amend the Employment Agreement as follows:

1.	Paragraph 1 of the Employment Agreement is hereby amended to provide for an expiration date of December 31, 2008.

2.	Paragraph 2(a) of the Employment Agreement is hereby amended to reflect Mr. Cohan’s present positions as president, treasurer, chief executive officer, and chief financial officer of Aspen.

3.	Paragraph 3(a) is hereby amended to reflect that, commencing January 1, 2006, Mr. Cohan’s salary will be increased to $160,000 per year, to be paid in accordance with Aspen’s normal payroll procedures.

4.	If any provision of the Employment Agreement is inconsistent with the terms of this Amendment and Extension, the terms of this Amendment and Extension control.

5.	All other provisions of the Employment Agreement remain in effect and operative through the term of the Employment Agreement and thereafter, in accordance with its terms.

     IN WITNESS WHEREOF, the Board of Directors of Aspen approved this Amendment to and Extension of Employment Agreement by resolutions dated April 22, 2005, and the Parties have executed this Agreement to be effective immediately.

ASPEN EXPLORATION CORPORATION

By:	/s/ R. V. Bailey	May 16, 2005
R. V. Bailey, Chairman

EMPLOYEE

By:	/s/ Robert A. Cohan	May 12, 2005
Robert A. Cohan